As filed with the Securities and Exchange Commission on June 11, 2007

Registration No. 333-•

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HSBC Holdings plc

(Exact name of Registrant as specified in its charter)

England (State or other jurisdiction of incorporation or organization)		98-0209906 (I.R.S. Employer Identification Number)
8 Canada Square London E14 5HQ, England 011-44-20-7991-8888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

HSBC Holdings Savings-Related Share Option Plan: International
HSBC Holdings Group Share Option Plan

(Full Title of the Plan)

Janet Burak, Esq.

HSBC Bank USA, National Association

One HSBC Center

Buffalo, New York 14203

Tel. No.: (212) 525 5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ashar Qureshi, Esq.

Cleary Gottlieb Steen & Hamilton LLP

55 Basinghall Street

London EC2V 5EH, England

011-44-20-7614-2200

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, nominal value US$0.50 each	22,626,714 Shares	$ 18.57	$420,178,078.98	$12,889.47
(1)

Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the HSBC Holdings Savings-Related Share Option Plan: (International), and the HSBC Holdings Group Share Option Plan together (the “Plans”) as the result of stock split, stock dividend or similar adjustment of the outstanding ordinary shares of HSBC Holdings plc (the “Registrant”).

(2)

Estimated solely for the purposes of calculation of the registration fee with respect to the shares being registered hereby pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of one-fifth of the average of the high and low reported prices of the American Depositary Shares representing the Registrant’s ordinary shares reported on the New York Stock-Exchange-Composite Tape on June 6, 2007. Each ADR is equal to five ordinary shares and the average of the high and low reported price for one ADR was $92.85 on June 6, 2007.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

(a) The Registrant’s Annual Report for the fiscal year ended December 31, 2006 on Form 20-F (No. 1-14930) filed by the Registrant under the Exchange Act on March 9, 2007.

(b) The description of the Ordinary Shares contained under the heading “Description of HSBC Ordinary Shares” in the Amendment No. 4 to the Registrant’s Registration Statement on Form F-4 (No. 333-102027), filed with the Commission on February 25, 2003, pursuant to the Securities Act of 1933, as amended.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable

Item 5.  Interests of Named Experts and Counsel

Not applicable

Item 6.  Indemnification of Directors and Officers

Article 168.1 of the Registrant's Articles of Association provides:

“Subject to the provisions of the Act, but without prejudice to any indemnity to which he may be otherwise entitled, every Director, alternate Director, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution and/or discharge of his duties or exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office, provided that this Article 168.1 shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article 168.1, or any element of it, to be treated as void under the Act.”

The relevant provisions of the Companies Act of 1985 (referred to as the Act in Article 168.1) are sections 309A, 309B, 309C, 310, 337A and 727. Section 309A provides:

“(1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

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(3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of: (a) the company, or (b) an associated company, against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

(4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of: (a) the company, or (b) an associated company, insurance against any liability within subsection (1).

(6) In this section: “associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company; “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

Section 309B provides:

“(1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director: (a) to the company, or (b) to any associated company.

(3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay: (a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director: (a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely: (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final: (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7) An appeal is disposed of: (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8) In this section “associated company” and “provision” have the same meaning as in section 309A.”

Section 309C provides:

“(1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

(2) If: (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that any such provision is or (as the case may be) was so in force.

(3) If the company has made a qualifying third party indemnity provision and: (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that any such provision is or (as the case may be) was so in force.

(4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

(5) Section 318 shall apply to: (a) the company, and (b) if the director is a director of an associated company, the associated company, as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

(6) In this section: “associated company” and “provision” have the same meaning as in section 309A; and “qualifying third party indemnity provision” has the meaning given by section 309B(1).”

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Section 310 provides:

“(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company:

(a) from purchasing and maintaining for any such auditor insurance against any such liability, or (b) from indemnifying any such auditor against any liability incurred by him:

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or (ii) in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 337A provides:

"(1) A company is not prohibited by section 330 from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him:(a) in defending any criminal or civil proceedings, or (b) in connection with any application under any of the provisions mentioned in subsection (2).

(2) The provisions are: section 144(3) and (4) (acquisition of shares by innocent nominee), and section 727 (general power to grant relief in case of honest and reasonable conduct).

(3) Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4) Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than: (a) in the event of the director being convicted in the proceedings, the date when the conviction becomes final, (b) in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or (c) in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

(5) For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final: (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(6) An appeal is disposed of: (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.”

Section 727 provides:

“(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms at it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

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Item 7.  Exemption From Registration Claimed

Not applicable

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement):

4.1	HSBC Holdings Group Share Option Plan (incorporated by reference to Exhibit 4.16 of the Registrant's Form S-8 dated March 18, 2003 (No. 333-103887))
4.2	HSBC Holdings Savings-Related Share Option Plan
4.3	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3 of the Registrant's Form F-3/A (No. 333-92024))
5	Opinion of Cleary Gottlieb Steen & Hamilton LLP, UK counsel to the Registrant, as to the legality of the shares being registered
23	Consent of KPMG Audit plc
24	Power of Attorney (set forth on the signature page hereto)

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, HSBC HOLDINGS PLC HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN LONDON, ENGLAND, ON JUNE 7, 2007.

HSBC HOLDINGS PLC

By:         D J FLINT, CBE

Name: D J Flint, CBE

Title: Group Finance Director

POWER OF ATTORNEY

Know all persons by these presents that each officer or director whose signature appears below constitutes and appoints each of the directors named below, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED

ON MAY 4, 2007.

By:	/S/ S. K. GREEN
Name:	S. K. Green
Title:	Group Chairman
By:	/S/ M. F. GEOGHEGAN, CBE
Name:	M. F. Geoghegan, CBE
Title:	Group Chief Executive
By:	/S/ D. J. FLINT, CBE
Name:	D. J. Flint, CBE
Title:	Group Finance Director
By:	/S/ BARONESS DUNN, DBE
Name:	Baroness Dunn, DBE
Title:	Deputy Chairman
By:	/S/ SIR BRIAN MOFFAT, OBE
Name:	Sir Brian Moffat, OBE

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Title:	Deputy Chairman
By:	/S/ THE RT HON THE LORD BUTLER OF BROCKWELLl, KG, GCB, CVO
Name:	The Rt Hon the Lord Butler of Brockwell, KG, GCB, CVO
Title:	Director
By:	/S/ R. K. F. CH'IEN, CBE
Name:	R. K. F. Ch’ien, CBE
Title:	Director
By:	/S/ J. D. COOMBE
Name:	J. D. Coombe
Title:	Director
By:	/S/ R. A. FAIRHEAD
Name:	R. A. Fairhead
Title:	Director
By:	/S/ W. K. L. FUNG, OBE
Name:	W. K. L. Fung, OBE
Title:	Director
By:	/S/ S. HINTZ
Name:	S. Hintze
Title:	Director
By:	/S/ J. W. J. HUGES-HALLET
Name:	J. W. J. Hughes-Hallett
Title:	Director
By:	/S/ SIR MARK MOODY-STUART, KCMG
Name:	Sir Mark Moody-Stuart, KCMG
Title:	Director
By:	/S/ S. W. NEWTON
Name:	S. W. Newton
Title:	Director

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By:	/S/ S. M. ROBERTSON
Name:	S. M. Robertson
Title:	Director
By:	/S/ H. SOHMEN, OBE
Name:	H. Sohmen, OBE
Title:	Director
By:	/S/ SIR BRIAN WILLIAMSON, CBE
Name:	Sir Brian Williamson, CBE
Title:	Director
By:	/S/ G. Morgan
Name:	G. Morgan
Title:	Director
By:	/S/ J.F. GIL DIAZ
Name:	J.F. Gil Díaz
Title:	Director
By:	/S/ JANET BURAK
Name:	Janet Burak
Title:	Authorized Representative in the United States

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